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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 33-69286

                         WRIGHT MEDICAL TECHNOLOGY, INC.
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             (Exact name of registrant as specified in its charter)

             5677 AIRLINE ROAD, ARLINGTON, TN 38002, (901) 867-9971
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     103/4% SERIES B SENIOR SECURED NOTES DUE 2000, FILED BY WRIGHT MEDICAL
                           TECHNOLOGY, INC. ON 9/23/93
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            (Title of each class of securities covered by this Form)

                                      NONE
                          -----------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g 4(a)(1)(i)     / /             Rule 12h 3(b)(1)(i)    / /
      Rule 12g 4(a)(1)(ii)    / /             Rule 12h 3(b)(1)(ii)   / /
      Rule 12g 4(a)(2)(i)     / /             Rule 12h 3(b)(2)(i)    / /
      Rule 12g 4(a)(2)(i)     / /             Rule 12h 3(b)(2)(ii)   / /
                                              Rule 15d-6             /X/

Approximate number of holders of record as of the certification or notice
date:      None
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Pursuant to the requirements of the Securities Exchange Act of 1934, Wright
Medical Technology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        WRIGHT MEDICAL TECHNOLOGY, INC.



                                        By: /s/ Jason P. Hood
                                           ------------------------------------
                                            Name:  Jason P. Hood
                                            Title:  Secretary


Date:  June 7, 2001